EXHIBIT 99.1

LINN ENERGY APPOINTS MARK E. ELLIS AS PRESIDENT

Houston, Texas, December 13, 2007 — Linn Energy, LLC (Nasdaq:LINE) announced today that Mark E. Ellis has been appointed as President and will serve as President and Chief Operating Officer.  As President, Mr. Ellis succeeds Michael C. Linn who will continue to hold the positions of Chairman and Chief Executive Officer.

“For over 28 years, Mark Ellis has devoted his career to the North American oil and gas industry,” said Mr. Linn, Chairman and Chief Executive Officer of Linn Energy.  “He is a dynamic and perceptive leader.”

Mr. Ellis joined Linn Energy in 2006 as Executive Vice President and Chief Operating Officer and has played a key role in guiding the Company’s development.  Prior to joining Linn Energy, Mr. Ellis was President of the Lower 48 for ConocoPhillips.  Previously he served as Senior Vice President of North American Production for Burlington Resources and President of Burlington Resources Canada Ltd.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Clay P. Jeansonne
	Executive Vice President and CFO	Vice President — Investor Relations
	281-840-4169	281-840-4193